EXHIBIT (c)(iv)

2025-26 Mid-Year Fiscal and Economic Review

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of natural disasters, epidemics and geopolitical events, such as the Russian invasion of Ukraine and the conflicts in the Middle East;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State or Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

(c)(iv)-1

2025 – 26

Mid-Year Fiscal

and Economic

Review

Acknowledgement

Queensland Treasury acknowledges Aboriginal peoples and Torres Strait Islander peoples as the Traditional Owners and custodians of the land. We recognise their connection to land, sea and community and pay our respects to Elders past, present and emerging.

© The State of Queensland (Queensland Treasury) 2025

Licence:

This document is licensed under a Creative Commons Attribution (CC BY 4.0) International licence.

Attribution:

Content from the 2025-26 Mid-Year Fiscal and Economic Review should be attributed to:

The State of Queensland (Queensland Treasury) 2025-26 Mid-Year Fiscal and Economic Review.

ISSN 1837–2848

Translating and interpreting assistance

The Queensland Government supports and encourages the dissemination and exchange of information. However, copyright protects this publication. The State of Queensland has no objection to this material being reproduced, made available online or electronically but only if it is recognised as the owner of the copyright and this material remains unaltered.

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Contents
1.0	Economic overview	2

2.0	Fiscal overview	5

2.1	Net operating balance	5

2.2	Revenue	6

2.3	Expenses	12

2.4	Balance sheet	13

2.5	Capital program	14

3.0	Fiscal Principles	15

4.0	Intergovernmental Financial Relations	18

4.1	Federal Government payments	18

5.0	Uniform Presentation Framework	19

6.0	Economic and Revenue Assumptions	28

7.0	Fiscal Aggregates	30

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

The 2025-26 Mid-Year Fiscal and Economic Review (MYFER) provides an update to the state’s economic and fiscal position since the 2025-26 Queensland Budget.

1.0	Economic Overview

Queensland’s economy grew by 2.2% in 2024-25, the strongest of all states and stronger than national Gross Domestic Product (GDP) growth of 1.4%. Recent data shows 2025-26 has started strongly, with Queensland State Final Demand rising 3.1% over the year to September quarter 2025, above national growth of 2.6%.

Chart 1 compares the Gross State Product (GSP) and State Final Demand across jurisdictions for 2024-25.

Chart 1 – Gross State Product and State Final Demand across jurisdictions

Gross State Product, 2024-25	State Final Demand, September quarter 2025

Source: ABS National Accounts: State Accounts and ABS National Accounts.

The 2025-26 Budget highlighted a range of challenges facing the Queensland economy, including the impact of floods and cyclones in early 2025 as well as heightened global uncertainty. Several developments since Budget have had implications (both positive and negative) for the economic outlook, including:

•	the impacts of the US tariffs have been less than first anticipated, although risks to the global outlook, particularly for the US economy, remain tilted to the downside
•

domestically, consumer spending has rebounded faster than expected, impacting on the normalisation of inflation and leading to a pause in the Reserve Bank of Australia’s (RBA’s) interest rate cutting cycle

•	the ongoing impact of several mine incidents and slower global steel production have had a greater than previously expected impact on the recovery in coal export volumes.

2

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

The net impacts of these developments on GSP largely offset each other, with the Queensland economy still forecast to grow 2 3⁄4% in 2025-26 and 2 1⁄2% in 2026-27, unchanged from the outlook at Budget.

Table 1: Queensland Economic Forecasts1

	2024-25	2025-26		2026-27

	Actuals	Budget	MYFER	Budget	MYFER

Gross State Product[2]	2.2	2 3⁄4	2 3⁄4	2 1⁄2	2 1⁄2

State Final Demand	2.5	3 1⁄4	3 1⁄4	3 1⁄2	3 1⁄2

Employment	3.1	1 1⁄2	1 1⁄2	1 1⁄2	1 1⁄2

Unemployment rate[3]	4.0	4 1⁄4	4 1⁄4	4 1⁄2	4 1⁄2

Inflation[4]	2.2	3 1⁄4	4	2 1⁄2	2 3⁄4

Wage price index	3.7	3 1⁄2	3 3⁄4	3 1⁄4	3 1⁄2

Population[5]	1 3⁄4	1 1⁄2	1 3⁄4	1 1⁄2	1 1⁄2

Notes:

1.	Unless otherwise stated, all figures are annual percentage changes.
2.	Chain volume measure (CVM), 2023-24 reference year.
3.	Year-average.
4.	Brisbane, year-average.
5.	2024-25 is an estimated actual.

Sources: ABS Annual State Accounts, National Accounts, Labour Force, CPI, WPI and National, State and Territory Population, and Queensland Treasury.

The labour market remains strong, with employment forecast to grow 1 1⁄2% in 2025-26 and 2026-27, unchanged from Budget. The unemployment rate outlook is also unchanged from Budget, remaining well below the long-run average but edging higher, from 4.0% in 2024-25 to 4 1⁄4% in 2025-26 and 4 1⁄2% in 2026-27.

A stronger than expected inflation result in September quarter 2025 has seen the RBA and others upwardly revise their inflation forecasts. Brisbane Consumer Price Index (CPI) growth is now expected to be 4% in 2025-26 (year-average) before easing to 2 3⁄4% in 2026-27.

This stronger near-term inflation is also expected to partly flow through to wages growth, with the Queensland Wage Price Index now forecast to grow by 3 3⁄4% in 2025-26 and 3 1⁄2% in 2026-27.

Population growth is taking longer to normalise than previously expected. After peaking at 2.5% in 2023-24, growth is expected to moderate to 1 3⁄4% in 2024-25 and 2025-26, and 1 1⁄2% in 2026-27.

The latest ABS National Accounts data show dwelling investment in Queensland rose 4.6% to $7.779 billion in September quarter 2025. The volume of dwelling investment has now surpassed the recent high of $7.756 billion recorded 4 years ago during the HomeBuilder boom and is nearing a series peak of $7.996 billion recorded during the pre-Global Financial Crisis boom in September 2008. Compared with a year ago, dwelling investment was 10.0% higher, contributing 0.5% points to Queensland’s State Final Demand growth of 3.1% over the year.

The Queensland Government is taking action to address housing market pressures and ensure home ownership is a realistic and attainable goal for households, including through the new Boost to Buy shared equity scheme.

3

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Box 1: Boosting home ownership in Queensland

The Queensland Government is delivering on its commitment to help more first home buyers into the property market and lift Queensland’s home ownership rate which currently is the lowest of all states.

Queensland’s nation-leading shared equity scheme Boost to Buy is being expanded, with the Queensland Government’s investment doubling to $330 million. The number of available places will increase to up to 2,000, providing more aspiring homeowners with a pathway to purchase their first home.

Under the scheme, eligible buyers will receive an equity contribution of up to 30% for new homes and 25% for existing homes, reducing the deposit barrier and enabling more Queenslanders to own a home sooner. Eligibility is open to singles with an annual income of up to $150,000 and households with two adults or singles with dependants earning up to $225,000 per annum. Eligible first home buyers will need to have saved a minimum 2% deposit for the purchase price of the property valued up to $1 million.

Applications open from Monday, 15 December 2025, with up to 500 places available immediately, including up to 250 reserved for regional Queenslanders. Additional places will be released in the first quarter of 2026.

Boost to Buy complements other measures already delivered by the Queensland Government to support home ownership, including the extension of the $30,000 First home owner grant, removing transfer (stamp) duty for first home buyers on new properties, and reforms allowing new homeowners to rent out a room without losing concessions.

This is in addition to the Queensland Government’s actions to support the accelerated delivery of new housing supply, including the $2 billion Residential Activation Fund for critical trunk and essential infrastructure, the declaration of new Priority Development Areas, progressing new regional plans, record funding to build new social and community homes, and delivering reforms to lift construction productivity such as the permanent removal of Best Practice Industry Conditions from the Queensland Government’s procurement policy.

4

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

2.0 Fiscal Overview

Table 2: Key fiscal aggregates1

	2024-25 Actual[2] $ million	2025-26 Budget $ million	2025-26 MYFER $ million	2026-27 Projection $ million	2027-28 Projection $ million	2028-29 Projection $ million

General Government Sector

Revenue	88,966	91,337	91,102	95,719	99,000	103,117

Expenses	93,393	99,918	100,070	102,037	103,760	104,165

Net operating balance	(4,428)	(8,581)	(8,968)	(6,318)	(4,760)	(1,048)

PNFA[3]	11,322	14,639	15,191	18,312	17,762	17,764

Fiscal balance	(11,119)	(17,632)	(18,917)	(17,783)	(15,105)	(10,842)

Borrowing	72,864	95,480	93,918	114,076	130,894	143,313

Net debt	16,727	41,803	38,713	59,281	76,491	89,380

Non-financial Public Sector

Borrowing	123,446	147,840	146,930	170,697	191,148	204,899

Notes:

1.	Numbers may not add due to rounding.
2.	Reflects published actuals.
3.	PNFA: Purchases of non–financial assets.

2.1 Net Operating Balance

The General Government Sector net operating deficit for 2024-25 was $4.428 billion, a $948 million improvement compared to the estimated operating deficit of $5.376 billion reported in the 2025-26 Budget. The reduced deficit was due to lower expenses of $1.459 billion, offset in part by lower than projected revenues of $510 million.

A net operating deficit of $8.968 billion is forecast for 2025-26, compared to the estimated operating deficit of $8.581 billion in the 2025-26 Budget.

The revised operating position in 2025-26 reflects funding for improved wages and conditions through enterprise bargaining and expense measures taken since the 2025-26 Budget. Revisions to key revenues overall are broadly neutral in 2025-26.

An operating deficit of $6.318 billion is forecast for 2026-27, reducing in 2027-28 to a deficit of $4.76 billion. In 2028-29, a deficit of $1.048 billion is projected, supported by growth in revenue and disciplined expense management.

5

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 3 provides a breakdown of the movements in the net operating balance since the 2025-26 Queensland Budget.

Table 3: Reconciliation of net operating balance, 2025-26 Budget to 2025-26 MYFER1

	2025-26 MYFER $ million	2026-27 Projection $ million	2027-28 Projection $ million	2028-29 Projection $ million

2025-26 Budget net operating balance	(8,581)	(5,864)	(4,285)	(1,086)

Taxation revisions	565	372	332	379

Royalty and land rent revisions	(754)	(352)	(147)	(93)

GST revisions	177	65	259	251

Expense measures[2]	(478)	(431)	(396)	(228)

Additional enterprise bargaining expenses	(345)	(342)	(404)	(392)

Other parameter adjustments[3]	448	234	(120)	123

2025-26 MYFER net operating balance	(8,968)	(6,318)	(4,760)	(1,048)

Notes:

1.	Numbers may not add due to rounding
2.	Reflects the funding impact of expense measures made by Queensland Government since the 2025-26 Budget.
3.

Other parameter adjustments include net impact of Disaster Recovery Funding Arrangements, Federal Government funding revisions, net flows from Public Non-financial Corporations (PNFC) and Public Financial Corporations (PFC) entities, actuarial adjustments to superannuation liabilities, depreciation, swaps and interest expense revisions.

2.2 Revenue

Overview

Consistent with 2025-26 Budget outlook, total key revenues are forecast to decline in 2025-26, compared with 2024-25, primarily due to Queensland experiencing the largest single-year adverse GST redistribution in history.

From 2026-27, key revenues are expected to return to solid growth following three years of decline, increasing at an average of 8.0% over the three years to 2028-29 as taxation continues to grow strongly and Queensland’s share of GST recovers.

Since the 2025-26 Budget, Queensland’s total key revenues (taxation, royalties and GST) have been revised upwards by a total of $1.053 billion (0.5%) across the four years from 2025-26 to 2028-29.

In 2025-26 and 2026-27, total key revenues remain broadly unchanged from Budget forecasts as lower than previously expected royalty revenue is offset by continued strength in transfer duty, as well as revisions due to updated forecast national GST collections.

6

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

In subsequent years, total key revenues have been revised upwards, by $445 million (0.7%) in 2027-28 and $536 million (0.8%) in 2028-29, reflecting:

•	the strength of Queensland’s housing and labour markets, resulting in improved expectations for transfer duty and payroll tax over the medium term

•

slight improvements in GST revenue from national GST collections being higher than previously expected and future GST redistributions improving due to the lagged impact of Queensland’s lower forecast royalty revenue in the near term.

Chart 2 outlines the changes in key state revenues (taxes, royalties and GST) since the 2025-26 Budget.

Chart 2 – Revisions to key revenues since the 2025-26 Budget

Taxation

Taxation revenue is forecast to total $27.472 billion in 2025-26, an increase of $2.439 billion (9.7%) compared to 2024-25 and $565 million (2.1%) above the 2025-26 Budget estimate.

Taxation revenue has been revised up further in the years ahead, with total upward revisions since the 2025-26 Budget amounting to $1.082 billion (1.2%) over the three years to 2028-29.

Transfer duty is the primary driver of these upgrades, underpinned not only by robust dwelling prices but also heightened activity in the non-residential property market. Payroll tax collections have also been revised upwards, in part due to stronger expectations of near-term labour income growth.

Beyond 2025-26, taxation revenue growth is projected to ease but remain strong, growing at an average annual rate of 5.8% over the three years to 2028-29. This growth is underpinned by sustained strength in the property and labour markets.

To support investment and Queensland’s competitiveness, the 2025-26 MYFER delivers a number of changes to Queensland’s framework for relief from additional foreign acquirer duty (AFAD) and the land tax foreign surcharge (LTFS), as outlined in Box 2.

7

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Box 2: Surcharge relief reforms to deliver increased housing supply and investor certainty

The Queensland Government is committed to partnering with the property industry to help ease the housing crisis and deliver a place to call home for more Queenslanders.

This year, the Treasurer re-convened the Property Consultative Committee (PCC) to provide a standing forum for property industry peak bodies, Queensland Treasury and the Queensland Revenue Office to discuss opportunities to reduce regulatory impediments, streamline revenue administration and enhance policy settings to help improve housing supply.

Through this year, the PCC has been supporting delivery of the Queensland Government’s commitment at the 2025-26 Budget to reform the way relief is assessed and provided for additional foreign acquirer duty (AFAD) and the land tax foreign surcharge (LTFS).

PCC members and their key stakeholders have been able to share views on how existing relief settings affect the delivery of new property developments.

This highlighted the industry’s need for greater certainty and timeliness of approvals – and provided a forum for Queensland’s property industry to engage with, and refine, a set of surcharge relief reforms.

Accordingly, in the 2025-26 MYFER, the Queensland Government is introducing several changes to foreign surcharge relief arrangements. These include:

•	lowering the number of dwellings needing to be constructed to qualify for relief from 50 to 20

•

a more holistic consideration of corporate groups and the contributions of group entities in recognition of contemporary structures commonly used in property development and other corporate arrangements

•	a pre-approval process for residential developers

•	a new five-year averaged significant contributor test for LTFS

•	publication of service standards for reviewing relief applications (within 30 working days for frequent applicants and renewals and 60 days for new applicants)

•	greater clarity in relief criteria.

These changes will be supported by continued administrative efforts to streamline and simplify the application process, including through enhanced communications and the use of third-party data sources to reduce the information applicants have to provide.

Together, these changes are designed to make it easier for developers and investors who actively contribute to Queensland’s housing stock and economy to understand their eligibility, and apply for and access relief.

By supporting investor confidence and Queensland’s competitiveness, the changes will help to expedite capital flows into new residential developments alongside commercial, industrial and primary production projects. This will create more housing and opportunities for Queenslanders, while sending a clear message that Queensland is open for business.

Further details on Queensland’s revamped relief processes for foreign surcharges are available in revised public rulings published on the Queensland Revenue Office website.

8

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Royalties

Royalty revenue has declined significantly from the historic peaks of recent years as commodity prices have normalised, with average annual royalties across the forward estimates period expected to be less than half of the two-year average across 2022-23 and 2023-24.

Royalty revenue is forecast to total $7.228 billion in 2025-26, a decrease of $708 million (8.9%) compared to 2024-25 and $754 million (9.5%) lower than the 2025-26 Budget estimate. Royalties are expected to increase slightly in 2026-27 as coal volumes and prices recover, before declining slowly over the two years to 2028-29 as the exchange rate normalises towards US$0.72 by 2028-29.

Across the three years to 2028-29, royalty revenue has been revised down by a further $592 million (2.7%) since the 2025-26 Budget.

Downward revisions across the forward estimates are driven by a combination of a stronger outlook for the Australian dollar, weak near-term prices for coal and petroleum, and a moderate downgrade to coal volumes due to operational issues, including ongoing disruptions in two mines. Movements in these key parameters present ongoing uncertainty for royalty revenue, particularly given risks to global outlook remain tilted to the downside.

Royalty downgrades are partially offset by a small increase to medium-term price assumptions for metallurgical coal, reflecting increases in production costs. The US$5 per tonne increase in the long-term hard coking coal price, and proportional increase in the semi-soft/pulverised coal for injection coal, are generally in line with expectations of other forecasters and recent industry benchmarks.

GST

Queensland’s GST revenue is estimated to total $16.802 billion in 2025-26. This is $177 million (1.1%) higher than forecast at the 2025-26 Budget due to upward revisions to the national GST pool, but remaining nearly $2.3 billion lower than in 2024-25, the largest single-year adverse GST redistribution in history.

Across the three years to 2028-29, GST has been revised up slightly by $575 million (0.9%) since the 2025-26 Budget. This is primarily due to national GST collections being higher than expected and Queensland’s estimated future GST distributions improving, reflective of Queensland’s lower forecast royalty revenue in the short term.

GST revenue is expected to recover from the current low base to $19.488 billion in 2026-27 and grow at an average annual rate of 15.2% over the three years to 2028-29, as Queensland’s GST relativity recovers from the effects of temporarily higher coal royalty collections in prior years and as the impact of the Commonwealth Grants Commission’s decision to redistribute GST for previous COVID-19 government expenditure, mainly by New South Wales and Victoria, unwinds from GST calculations.

Box 3 provides further details on issues affecting Queensland’s GST distribution and ongoing actions to advocate for a fair share.

9

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Box 3: Fighting for Queensland’s fair share of GST

GST is the single largest revenue stream for the Queensland Government and, therefore, plays an integral part in the state’s ability to deliver essential services to all Queenslanders across our regions, where and when they need it.

In the past decade, Queensland’s population has grown at a rate significantly above that of Australia’s population. Underlying demand for essential government services, as well as the complexity and cost of delivering those services, has also risen significantly.

Concerningly, Queensland’s GST revenue increased by only 28% between 2015-16 and 2025-26 while national GST payments have grown by 75%. This has meant Queensland is the only jurisdiction whose GST growth has been lower than inflation (33%). In contrast, GST revenue for New South Wales, Victoria, and Western Australia grew by 58%, 118% and 317% respectively over the same period, as shown in Chart 3.

Chart 3 – Index of state GST revenue, national GST pool, and CPI

NSW
VIC
QLD
WA
CPI
GST pool
Index points (2015-16 = 100)
450
400
350
300
250
200
150
100
2015-16
2016-17
2017-18
2018-19
2019-20
2020-21
2021-22
2022-23
2023-24
2024-25
2025-26

The fact that Queensland will receive less GST revenue in real terms in 2025-26 than it did a decade earlier shows the current GST distribution framework is not meeting Queensland’s growing needs.

The Queensland Government is actively advocating for reform to ensure the national GST system is fair, transparent, and sustainable. This includes engaging closely with the Federal Productivity Commission’s (PC) current Inquiry into GST distribution reforms.

Queensland considers the PC Inquiry needs to properly assess and address longstanding issues, such as the cumulative impacts of the GST system, the consequences of the interaction between GST and other Federal Government payments, and the broader economic implications of current methodologies.

To inform and strengthen Queensland’s advocacy for meaningful GST reform, the Treasurer has tasked the independent Queensland Productivity Commission with assessing the economic impacts of the GST distribution system, with interim findings to be provided to Queensland Government in February 2026 and a final report in April 2026.

10

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Queensland also continues to seek consideration by the Federal Government of exemptions from GST calculations for critical infrastructure funding, in particular the $7.2 billion Federal Government contribution to the Bruce Highway Targeted Safety Program. Without such exemptions, up to $3 billion of this funding could be redistributed to other states.

The Queensland Government will continue to fight for a fair share of GST revenue, ensuring the state has the fiscal capacity to meet the needs of its people and support its growing economy.

11

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

2.3 Expenses

The 2025-26 Budget provided the foundation for improving fiscal outcomes, resetting expenses growth onto a more sustainable path following rapid growth over the three years from 2021-22 to 2023-24.

General Government Sector expenses in 2025-26 is estimated to total $100.07 billion, an increase of $152 million on the 2025-26 Budget estimate. This represents an increase of 0.2%, the lowest Budget-to-MYFER expense growth in five years, as shown in Chart 4.

Chart 4 – Budget-to-MYFER expense revisions (Budget year)

%
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
3.8
1.5
2.0
2.5
0.2
2021-22
2022-23
2023-24
2024-25
2025-26

The moderate increase in expenses in 2025-26 since Budget reflects the Queensland Government’s responsible expenditure management. Other technical adjustments to depreciation and interest have also contributed towards lowering expenses in 2025-26.

The increase in expenses over the four years to 2028-29, compared to the 2025-26 Budget reflects:

•

higher employee expenses, partly as a result of in-principle agreement being reached for a number of collective bargaining processes with costs above the Queensland Government’s Public Sector Wages Policy

•

expense measures made since Budget including additional funding for mental health, alcohol and other drugs services, industry support for Mount Isa and North West Queensland, funding to deliver racing infrastructure and delivering the Commission of Inquiry into the CFMEU to assist in restoring safety and productivity to our construction industry

•	revisions to the timing and cost of disaster recovery works to address damage from past natural disasters

•	timing of Federal Government funded programs.

12

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

2.4 Balance sheet

Non-financial Public Sector (NFPS)

NFPS borrowing is expected to be $146.930 billion by June 2026, $910 million lower than projected in the 2025-26 Budget, largely due to an improved 2024-25 outcome.

By June 2029, NFPS borrowing is estimated to be $204.899 billion, $761 million lower than the 2025-26 Budget estimate reflecting the improved 2024-25 outcome, as well as revised timing of the state’s capital purchases. This also remains below the 2024-25 MYFER forecast of NFPS borrowings of $217.826 billion by June 2028. Chart 5 compares the estimated NFPS borrowing to 2024-25 MYFER and 2025-26 Budget.

Chart 5 – Queensland NFPS borrowing

2024-25 MYFER
2025-26 Budget
2025-26 MYFER
$ billions
240
220
200
180
160
140
120
2024-25
2025-26
2026-27
2027-28
2028-29

The rate of increase slows each year as the General Government Sector net operating balance improves and the capital program stabilises. Further discussion is provided in Chapter 3 – Fiscal Principles.

The NFPS is a consolidation of the General Government and Public Non-financial Corporations (PNFC) sectors, with transactions between these sectors eliminated.

General Government

General Government Sector borrowing is estimated to be $93.918 billion by 30 June 2026, which is $1.562 billion lower than projected in the 2025-26 Budget. This is largely due to lower borrowing rolling forward from the 2024-25 actual outcome.

By June 2029, General Government Sector borrowing is expected to be $143.313 billion, $1.863 billion lower than the 2025-26 Budget estimate, largely reflecting the lower starting point, as well as timing adjustments to capital purchases.

13

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

General Government Sector net debt is expected to be $38.713 billion by 30 June 2026, which is $3.090 billion lower than anticipated at the 2025-26 Budget. Again, this is due to lower than projected net debt in the 2024-25 outcome. Net debt is forecast to increase over the forward estimates as borrowing increases to fund the capital program.

Public Non-financial Corporations (PNFC) Sector

PNFC Sector debt is primarily held by government-owned operations and is supported by income-generating assets, including key pieces of economic infrastructure.

PNFC Sector borrowing, which includes derivatives, is estimated to be $61.593 billion by June 2029, $1.103 billion more than at the 2025-26 Budget.

2.5 Capital program

The NFPS capital program for the period 2025-26 to 2028-29 is $117.921 billion. The capital program comprises $101.102 billion of purchases of non-financial assets, $15.423 billion of capital grant expenses, and acquisitions of non-financial assets under finance leases and similar arrangements of $1.396 billion. This is a modest increase over the 2025-26 Budget four-year capital program estimate of $116.84 billion.

The $1.081 billion increase in the program over the forward estimates is largely attributable to upward revisions to disaster recovery works for recent events, as well as capital grants to support the future of Mount Isa and North-West Queensland and other timing adjustments.

14

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

3.0	Fiscal Principles

The current Charter of Fiscal Responsibility (the Charter) sets out fiscal principles and measures aimed at restoration of fiscal buffers. An update of progress towards medium-term goals is outlined below.

Fiscal Principle 1 — Stabilise the Non-financial Public Sector (NFPS) debt to revenue ratio and General Government Sector net debt to revenue ratio at sustainable levels in the medium term, and target reductions in the debt to revenue ratio in the long term.

Stabilising the debt to revenue ratio at sustainable levels restores capacity to respond to future external shocks.

In 2025-26 the revised NFPS debt to revenue ratio is expected to be 144%, the same result as presented in the 2025-26 Budget. By 2028-29, the ratio is expected to be 173% compared to 176% for Budget. Chart 6 compares the forecast NFPS debt to revenue ratios to the 2025-26 Budget and 2024-25 MYFER.

Chart 6 – Queensland NFPS debt to revenue ratio

2024-25 MYFER
2025-26 Budget
2025-26 MYFER
%
220
200
180
160
140
120
100
2024-25
2025-26
2026-27
2027-28
2028-29

The revised General Government Sector net debt to revenue ratio is estimated to be 42% in 2025-26, an improvement on the 46% forecast in the 2025-26 Budget and 87% in 2028-29 compared to 91% for Budget.

15

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Fiscal Principle 2 — Ensure that average annual growth in General Government Sector expenditure in the medium term is below the average annual growth in General Government Sector revenue to deliver fiscally sustainable operating surpluses.

Maintaining a lower rate of expenses growth than revenue growth supports improvements in the operating position that, in turn, can assist with debt stabilisation.

Across the four years to 2028-29, the revised average revenue growth is expected to be 3.8%, compared to expenses growth of 2.8%.

Fiscal Principle 3 — Target continual improvements in net operating surpluses to ensure that, in the medium term, net cash flows from investments in non-financial assets will be funded primarily from net cash inflows from operating activities. The capital program will focus on supporting a productive economy, jobs, and ensuring a pipeline of infrastructure that responds to population growth.

Funding a large capital program primarily through operating cash surpluses rather than additional borrowings is key to stabilising borrowings.

The share of net cash flows from investments in non-financial assets funded from operating activities is expected to reach 36% in 2028-29, up three percentage points from the 2025-26 Budget estimate of 33%.

Fiscal Principle 4 — Maintain competitive taxation by ensuring that, on a per capita basis, Queensland has lower taxation than the average of other states.

Measurement of Queensland’s taxation against other jurisdictions provides a meaningful comparative indication of the state’s tax regime and policies.

It is estimated that Queenslanders will pay around $700 less tax per person than the average of other jurisdictions in 2025-26.

Fiscal Principle 5 — Target the full funding of long-term liabilities such as superannuation and workers’ compensation in accordance with actuarial advice.

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover.

The triennial actuarial investigation of the QSuper Defined Benefit Fund found it to be $10 billion in surplus as at 30 June 2024.

The 2025-26 Budget announced a $3 billion transfer of surplus defined benefit funds to the Debt Retirement Fund. The scheme is expected to remain in a strong surplus position following the planned investment transfers in 2025-26. The next triennial review will report on the funding status of the scheme as at 30 June 2027.

As at 30 June 2025, WorkCover Queensland was fully funded.

16

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Fiscal Principle 6 — Target productivity improvements across the private and public sectors to increase living standards for Queenslanders over the medium term.

Improvements in productivity ultimately benefit Queensland’s economy and living standards. As such, this principle is measured in terms of Queensland’s real GSP per capita. The official data is released by the Australian Bureau of Statistics, as part of its Australian National Accounts: State Accounts publication on a financial year basis. Queensland Treasury estimates of real GSP per capita are presented in Chart 7.

Chart 7 - Queensland real Gross State Product per capita estimates1 and growth rate

Notes:

1. Chain volume measure (CVM), 2023-24 reference year. 2022-23 to 2024-25 are ABS actuals. 2025-26 onwards are forecasts.

Sources: ABS Annual State Accounts, National, State and Territory Population and Queensland Treasury.

17

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

4.0	Intergovernmental Financial Relations

4.1	Federal Government payments

Federal Government payments make up around 45% of Queensland’s General Government Sector revenue in 2025-26 and contribute to Queensland’s ability to meet its service delivery and infrastructure responsibilities. The two main forms of payments are ‘Payments for specific purposes’ and ‘General revenue assistance’.

Payments for specific purposes are arranged through Commonwealth-state funding agreements and cover a wide range of policy purposes. Major agreements include the National Health Reform Agreement, Better and Fairer Schools Agreement, National Skills Agreement, and the National Agreement on Social Housing and Homelessness. The main source of general revenue assistance is the distribution of GST revenue.

In 2025-26, the Federal Government will provide the Queensland Government with an estimated $22.851 billion in payments for specific purposes and $1.119 billion in other Federal Government grants (including payments to Queensland Government agencies for Federal Government own purpose expenditure). Queensland’s GST revenue is estimated to total $16.802 billion in 2025-26.

Box 4: Major agreements under negotiation

The Queensland Government continues to negotiate with the Federal Government on health and disability reforms. This follows the December 2023 decision of National Cabinet to strengthen the health system and secure the future of the National Disability Insurance Scheme (NDIS), including jointly designing and funding new Foundational Supports to improve services outside of the NDIS.

In 2023, National Cabinet endorsed the Federal Government increasing its National Health Reform Agreement (NHRA) contributions to 45% over a maximum of a ten-year glide path from 1 July 2025, with an interim target achievement of 42.5% before 2030, and implementing a more generous approach to the funding cap on annual growth of Federal Government contributions.

Through the NHRA, the Federal Government contributes funds to states for public hospital services, including services delivered through emergency departments, hospitals, and community health settings. The 2020-25 Addendum to the NHRA expired on 30 June 2025. In February 2025, an interim one-year extension to the NHRA was agreed with the Federal Government to allow for negotiations on a long-term agreement to continue in 2025. This extension provided additional ‘top-up’ funding for Queensland of $414 million in 2025-26, bringing the estimated total NHRA funding to $7.945 billion in 2025-26.

To ensure the ongoing sustainability of Queensland’s public hospital system, it is vital the Federal Government delivers the health funding contributions it committed to at National Cabinet. The Federal Government must also take responsibility for long-stay patients occupying acute hospital beds who are unable to be discharged due to a shortage of aged care places or delays in access to NDIS services.

18

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

5.0	Uniform Presentation Framework

Table 4: General Government Sector Operating Statement1

		2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

		Outcome	Budget	MYFER	Projection	Projection	Projection

		$ million	$ million	$ million	$ million	$ million	$ million

	Revenue from Transactions

	Taxation revenue	25,033	26,907	27,472	29,095	30,774	32,533

	Grants revenue	41,258	40,990	40,644	43,922	45,933	49,508

	Sales of goods and services	7,590	8,057	8,093	8,310	8,311	7,698

	Interest income	3,773	3,474	3,496	3,327	3,295	3,265

	Dividend and income tax equivalent income	1,407	1,794	1,794	1,620	1,370	1,398

	Other revenue	9,904	10,114	9,602	9,445	9,317	8,716

	Total Revenue from Transactions	88,966	91,337	91,102	95,719	99,000	103,117

Less	Expenses from Transactions

	Employee expenses	36,147	37,964	38,368	39,679	41,171	42,711

	Superannuation expenses

	Superannuation interest cost	825	791	703	679	628	576

	Other superannuation expenses	4,365	4,650	4,646	4,799	4,953	4,966

	Other operating expenses	25,961	27,339	27,225	26,259	25,867	25,694

	Depreciation and amortisation	5,890	6,447	6,353	6,919	7,451	7,976

	Other interest expenses	2,594	3,501	3,452	4,576	5,722	6,775

	Grants expenses	17,611	19,226	19,324	19,126	17,966	15,466

	Total Expenses from Transactions	93,393	99,918	100,070	102,037	103,760	104,165

Equals	Net Operating Balance	(4,428)	(8,581)	(8,968)	(6,318)	(4,760)	(1,048)

Plus	Other economic flows - included in operating result	4,024	(589)	(125)	(293)	(283)	(247)

Equals	Operating Result	(404)	(9,170)	(9,093)	(6,611)	(5,043)	(1,295)

Plus	Other economic flows - other movements in equity	24,684	3,728	4,580	3,850	4,563	5,023

Equals	Comprehensive Result - Total Change In Net Worth	24,280	(5,441)	(4,513)	(2,761)	(479)	3,728

	KEY FISCAL AGGREGATES

	Net Operating Balance	(4,428)	(8,581)	(8,968)	(6,318)	(4,760)	(1,048)

Less	Net Acquisition of Non-financial Assets

	Purchases of non-financial assets	11,322	14,639	15,191	18,312	17,762	17,764

	Less Sales of non-financial assets	83	170	197	167	167	167

	Less Depreciation	5,890	6,447	6,353	6,919	7,451	7,976

	Plus Change in inventories	(17)	164	193	54	16	(18)

	Plus Other movements in non-financial assets	1,359	866	1,115	185	184	191

	Equals Total Net Acquisition of Non-financial Assets	6,691	9,052	9,949	11,465	10,345	9,794

Equals	Fiscal Balance	(11,119)	(17,632)	(18,917)	(17,783)	(15,105)	(10,842)

Note:

1. Numbers may not add due to rounding.

19

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 5: Public Non-financial Corporations Sector Operating Statement1

		2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

		Outcome	Budget	MYFER	Projection	Projection	Projection

		$ million	$ million	$ million	$ million	$ million	$ million

	Revenue from Transactions

	Grants revenue	863	817	806	804	852	886

	Sales of goods and services	16,338	17,013	16,894	17,568	18,905	19,653

	Interest income	311	176	204	183	206	206

	Other revenue	465	359	344	331	295	317

	Total Revenue from Transactions	17,977	18,364	18,247	18,886	20,258	21,063

Less	Expenses from Transactions

	Employee expenses	3,521	3,525	3,516	3,620	3,693	3,829

	Superannuation expenses

	Superannuation interest cost	(11)	—	—	—	—	—

	Other superannuation expenses	486	511	523	545	564	581

	Other operating expenses	7,871	7,353	7,437	7,469	8,181	8,384

	Depreciation and amortisation	3,014	3,330	3,384	3,649	3,986	4,228

	Other interest expenses	2,088	2,359	2,317	2,626	2,950	3,145

	Grants expenses	24	24	24	25	25	25

	Other property expenses	376	517	519	438	350	289

	Total Expenses from Transactions	17,369	17,618	17,720	18,372	19,750	20,479

Equals	Net Operating Balance	608	746	527	514	508	584

Plus	Other economic flows - included in operating result	(484)	(188)	19	(434)	(237)	(158)

Equals	Operating Result	124	558	546	80	271	426

Plus	Other economic flows - other movements in equity	2,887	1,855	1,944	1,489	1,537	2,213

Equals	Comprehensive Result - Total Change In Net Worth	3,011	2,413	2,490	1,569	1,808	2,639

	KEY FISCAL AGGREGATES

	Net Operating Balance	608	746	527	514	508	584

Less	Net Acquisition of Non-financial Assets

	Purchases of non-financial assets	7,878	9,207	9,460	8,432	7,561	6,607

	Less Sales of non-financial assets	30	26	23	727	4	5

	Less Depreciation	3,014	3,330	3,384	3,649	3,986	4,228

	Plus Change in inventories	96	124	80	102	(9)	25

	Plus Other movements in non-financial assets	200	89	94	111	793	202

	Equals Total Net Acquisition of Non-financial Assets	5,131	6,064	6,228	4,268	4,354	2,602

Equals	Fiscal Balance	(4,522)	(5,318)	(5,700)	(3,753)	(3,846)	(2,018)

Note:

1. Numbers may not add due to rounding.

20

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 6: Non-financial Public Sector Operating Statement1

		2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

		Outcome	Budget	MYFER	Projection	Projection	Projection

		$ million	$ million	$ million	$ million	$ million	$ million

	Revenue from Transactions

	Taxation revenue	24,519	26,453	27,034	28,663	30,346	32,110

	Grants revenue	41,284	41,059	40,706	44,003	46,021	49,596

	Sales of goods and services	20,129	20,869	20,797	21,715	23,151	24,030

	Interest income	3,930	3,584	3,648	3,478	3,472	3,444

	Dividend and income tax equivalent income	184	199	193	212	212	227

	Other revenue	10,344	10,473	9,946	9,775	9,612	9,033

	Total Revenue from Transactions	100,392	102,638	102,323	107,847	112,812	118,438

Less	Expenses from Transactions

	Employee expenses	39,425	41,247	41,651	43,059	44,615	46,290

	Superannuation expenses

	Superannuation interest cost	814	791	703	679	628	576

	Other superannuation expenses	4,851	5,161	5,169	5,343	5,518	5,547

	Other operating expenses	29,997	30,477	30,465	29,558	29,977	30,749

	Depreciation and amortisation	8,904	9,777	9,736	10,568	11,438	12,204

	Other interest expenses	4,297	5,601	5,529	6,997	8,482	9,737

	Grants expenses	16,799	18,501	18,604	18,428	17,227	14,693

	Total Expenses from Transactions	105,086	111,555	111,858	114,632	117,884	119,797

Equals	Net Operating Balance	(4,695)	(8,917)	(9,535)	(6,785)	(5,072)	(1,359)

Plus	Other economic flows - included in operating result	3,539	(777)	(106)	(727)	(520)	(406)

Equals	Operating Result	(1,155)	(9,694)	(9,641)	(7,513)	(5,592)	(1,764)

Plus	Other economic flows - other movements in equity	25,435	4,253	5,128	4,751	5,113	5,492

Equals	Comprehensive Result - Total Change In Net Worth	24,280	(5,441)	(4,513)	(2,761)	(479)	3,728

	KEY FISCAL AGGREGATES

	Net Operating Balance	(4,695)	(8,917)	(9,535)	(6,785)	(5,072)	(1,359)

Less	Net Acquisition of Non-financial Assets

	Purchases of non-financial assets	19,268	23,837	24,678	26,779	25,386	24,259

	Less Sales of non-financial assets	163	196	220	894	170	172

	Less Depreciation	8,904	9,777	9,736	10,568	11,438	12,204

	Plus Change in inventories	79	288	274	156	7	7

	Plus Other movements in non-financial assets	1,559	955	1,209	296	977	393

	Equals Total Net Acquisition of Non-financial Assets	11,839	15,107	16,205	15,769	14,762	12,283

Equals	Fiscal Balance	(16,534)	(24,024)	(25,739)	(22,554)	(19,834)	(13,642)

Note:

1. Numbers may not add due to rounding.

21

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 7: General Government Sector Balance Sheet1

	2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

	Outcome	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Assets

Financial Assets

Cash and deposits	2,552	1,426	1,582	1,640	1,700	1,812

Advances paid	1,052	1,298	1,208	1,300	1,328	1,282

Investments, loans and placements	56,164	52,222	53,674	52,933	52,288	51,671

Receivables	5,264	4,896	5,837	5,838	6,214	6,158

Equity

Investments in other public sector entities	31,254	33,140	33,909	35,560	37,451	40,090

Investments - other	277	202	276	276	276	276

Total Financial Assets	96,563	93,185	96,487	97,548	99,258	101,290

Non-financial Assets

Land and other fixed assets	378,867	371,561	391,976	406,887	421,159	434,260

Other non-financial assets	7,585	8,032	7,916	8,209	8,569	9,010

Total Non-financial Assets	386,452	379,593	399,892	415,096	429,728	443,270

Total Assets	483,015	472,778	496,378	512,644	528,986	544,560

Liabilities

Payables	6,849	6,362	7,057	7,193	7,718	7,491

Superannuation liability	18,821	18,806	17,360	16,466	15,518	14,513

Other employee benefits	11,065	11,356	11,530	11,534	12,358	13,098

Advances received	3,630	1,269	1,260	1,079	913	833

Borrowing[2]	72,864	95,480	93,918	114,076	130,894	143,313

Other liabilities	14,360	14,561	14,339	14,144	13,911	13,911

Total Liabilities	127,588	147,835	145,464	164,491	181,312	193,159

Net Worth	355,427	324,943	350,914	348,153	347,673	351,401

Net Financial Worth	(31,025)	(54,649)	(48,978)	(66,943)	(82,054)	(91,869)

Net Financial Liabilities	62,279	87,790	82,887	102,503	119,506	131,959

Net Debt	16,727	41,803	38,713	59,281	76,491	89,380
Notes:
1. Numbers may not add due to rounding.
2. Borrowing line comprised of:

Borrowing with QTC	64,708	88,128	86,408	106,846	124,075	136,583

Leases and other similar arrangements	8,100	7,288	7,453	7,173	6,763	6,674

Securities and derivatives	57	64	56	56	56	56

	72,864	95,480	93,918	114,076	130,894	143,313

22

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 8: Public Non-financial Corporations Sector Balance Sheet1

	2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

	Outcome	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Assets

Financial Assets

Cash and deposits	1,557	1,129	1,070	1,073	1,199	1,230

Advances paid	3,433	1,117	1,112	971	847	806

Investments, loans and placements	2,014	1,615	1,796	1,683	1,628	1,596

Receivables	3,312	2,989	3,525	3,838	3,764	3,628

Equity

Investments - other	—	26	—	—	—	—

Total Financial Assets	10,316	6,876	7,503	7,565	7,438	7,260

Non-financial Assets

Land and other fixed assets	78,583	85,906	86,384	91,793	97,643	102,477

Other non-financial assets	1,944	2,010	1,894	1,899	1,907	1,893

Total Non-financial Assets	80,527	87,916	88,278	93,692	99,550	104,370

Total Assets	90,843	94,792	95,781	101,257	106,988	111,630

Liabilities

Payables	3,366	2,538	3,333	3,281	3,157	3,343

Superannuation liability	(138)	(263)	(138)	(138)	(138)	(138)

Other employee benefits	1,404	1,432	1,404	1,460	1,511	1,547

Deposits held	11	11	11	11	11	11

Advances received	3	2	2	1	1	—

Borrowing[2]	50,588	52,367	53,019	56,628	60,261	61,593

Other liabilities	8,666	9,438	8,717	9,012	9,375	9,826

Total Liabilities	63,901	65,525	66,349	70,256	74,179	76,182

Net Worth	26,942	29,267	29,432	31,001	32,810	35,448

Net Financial Worth	(53,585)	(58,649)	(58,846)	(62,691)	(66,741)	(68,922)

Net Debt	43,599	48,519	49,055	52,914	56,599	57,972
Notes:
1. Numbers may not add due to rounding.
2. Borrowing line comprised of:

Borrowing with QTC	48,475	51,338	51,498	55,326	58,363	59,661

Leases and other similar arrangements	869	633	804	757	1,388	1,421

Securities and derivatives	1,244	396	717	545	510	511

	50,588	52,367	53,019	56,628	60,261	61,593

23

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 9: Non-financial Public Sector Balance Sheet1

	2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

	Outcome	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Assets

Financial Assets

Cash and deposits	4,109	2,555	2,653	2,713	2,899	3,042

Advances paid	1,056	1,298	1,212	1,305	1,334	1,289

Investments, loans and placements	58,178	53,836	55,469	54,616	53,916	53,267

Receivables	6,988	6,755	7,506	7,936	8,229	7,932

Equity

Investments in other public sector entities	4,312	3,874	4,477	4,560	4,642	4,642

Investments - other	276	228	277	277	277	277

Total Financial Assets	74,918	68,546	71,594	71,406	71,298	70,449

Non-financial Assets

Land and other fixed assets	457,449	457,466	478,360	498,680	518,801	536,736

Other non-financial assets	2,314	1,835	2,195	2,191	2,189	2,192

Total Non-financial Assets	459,763	459,301	480,554	500,871	520,990	538,928

Total Assets	534,681	527,847	552,148	572,277	592,288	609,377

Liabilities

Payables	8,682	7,830	8,592	8,793	9,188	9,042

Superannuation liability	18,683	18,543	17,223	16,329	15,381	14,376

Other employee benefits	12,469	12,788	12,934	12,994	13,869	14,645

Deposits held	11	11	11	11	11	11

Advances received	203	153	155	114	73	33

Borrowing[2]	123,446	147,840	146,930	170,697	191,148	204,899

Other liabilities	15,759	15,738	15,389	15,186	14,945	14,969

Total Liabilities	179,254	202,904	201,234	224,124	244,614	257,976

Net Worth	355,427	324,943	350,914	348,153	347,673	351,401

Net Financial Worth	(104,336)	(134,357)	(129,640)	(152,718)	(173,317)	(187,527)

Net Financial Liabilities	108,648	138,231	134,117	157,278	177,959	192,169

Net Debt	60,319	90,315	87,761	112,188	133,083	147,346
Notes:
1. Numbers may not add due to rounding.
2. Borrowing line comprised of:

Borrowing with QTC	113,183	139,466	137,906	162,172	182,437	196,244

Leases and other similar arrangements	8,968	7,921	8,257	7,930	8,152	8,095

Securities and derivatives	1,294	453	767	595	559	561

	123,446	147,840	146,930	170,697	191,148	204,899

24

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 10: General Government Sector Cash Flow Statement1

	2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

	Outcome	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Cash Receipts from Operating Activities

Taxes received	24,854	26,915	27,480	29,093	30,772	32,530

Grants and subsidies received	40,949	40,987	40,639	43,908	45,928	49,510

Sales of goods and services	8,072	8,543	8,482	8,704	8,783	8,136

Interest receipts	3,767	3,472	3,495	3,326	3,293	3,263

Dividends and income tax equivalents	1,429	1,690	1,594	1,765	1,423	1,165

Other receipts	12,694	12,700	11,880	12,174	11,652	11,674

Total Operating Receipts	91,765	94,308	93,570	98,971	101,850	106,278

Cash Payments for Operating Activities

Payments for employees	(41,515)	(43,521)	(44,106)	(46,029)	(46,867)	(48,503)

Payments for goods and services	(29,443)	(31,370)	(31,291)	(29,994)	(29,363)	(29,210)

Grants and subsidies	(18,118)	(19,165)	(19,202)	(19,082)	(17,923)	(15,423)

Interest paid	(2,482)	(3,359)	(3,338)	(4,482)	(5,662)	(6,720)

Other payments	(6)	—	—	—	—	—

Total Operating Payments	(91,563)	(97,415)	(97,937)	(99,588)	(99,815)	(99,856)

Net Cash Inflows from Operating Activities	203	(3,107)	(4,367)	(617)	2,035	6,422

Cash Flows from Investments in Non-Financial Assets

Purchases of non-financial assets	(11,322)	(14,639)	(15,191)	(18,312)	(17,762)	(17,764)

Sales of non-financial assets	83	170	197	167	167	167

Net Cash Flows from Investments in Non-financial Assets	(11,239)	(14,469)	(14,994)	(18,145)	(17,595)	(17,597)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	(1,826)	(1,346)	(1,670)	(1,368)	(1,035)	(955)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	2,734	498	3,208	763	647	622

Receipts from Financing Activities

Advances received (net)	469	(1,261)	(2,352)	(180)	(163)	(78)

Borrowing (net)	9,827	19,643	19,205	19,605	16,170	11,698

Net Cash Flows from Financing Activities	10,296	18,383	16,853	19,425	16,007	11,620

Net Increase/(Decrease) in Cash held	167	(42)	(969)	58	60	112

Net cash from operating activities	203	(3,107)	(4,367)	(617)	2,035	6,422

Net cash flows from investments in non-financial assets	(11,239)	(14,469)	(14,994)	(18,145)	(17,595)	(17,597)

Surplus/(Deficit)	(11,036)	(17,576)	(19,361)	(18,762)	(15,560)	(11,175)

Derivation of ABS GFS Cash Surplus/Deficit

Cash surplus/(deficit)	(11,036)	(17,576)	(19,361)	(18,762)	(15,560)	(11,175)

Acquisitions under finance leases and similar arrangements	(1,051)	(407)	(492)	(5)	(4)	(10)

ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(12,087)	(17,983)	(19,853)	(18,767)	(15,564)	(11,185)

Note:

1. Numbers may not add due to rounding.

25

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 11: Public Non-financial Corporations Sector Cash Flow Statement1

	2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

	Outcome	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Cash Receipts from Operating Activities

Grants and subsidies received	829	809	798	789	834	871

Sales of goods and services	17,888	18,570	18,702	19,412	20,928	21,705

Interest receipts	312	114	118	80	103	113

Other receipts	376	368	271	117	257	319

Total Operating Receipts	19,405	19,861	19,889	20,398	22,123	23,008

Cash Payments for Operating Activities

Payments for employees	(3,928)	(4,000)	(4,039)	(4,109)	(4,206)	(4,373)

Payments for goods and services	(9,981)	(9,264)	(9,278)	(8,928)	(9,290)	(9,497)

Grants and subsidies	(24)	(24)	(24)	(25)	(25)	(25)

Interest paid	(2,082)	(2,338)	(2,329)	(2,633)	(2,984)	(3,146)

Other payments	(734)	(862)	(983)	(951)	(905)	(811)

Total Operating Payments	(16,749)	(16,488)	(16,654)	(16,646)	(17,411)	(17,852)

Net Cash Inflows from Operating Activities	2,656	3,373	3,235	3,752	4,712	5,156

Cash Flows from Investments in Non-Financial Assets

Purchases of non-financial assets	(7,878)	(9,207)	(9,460)	(8,432)	(7,561)	(6,607)

Sales of non-financial assets	30	26	23	727	4	5

Net Cash Flows from Investments in Non-financial Assets	(7,849)	(9,181)	(9,437)	(7,704)	(7,557)	(6,603)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	(484)	1,230	2,319	141	124	41

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	225	(17)	40	9	(120)	(40)

Receipts from Financing Activities

Advances received (net)	(1)	(1)	(1)	(1)	(1)	(1)

Borrowing (net)	4,185	3,776	2,897	3,708	2,923	1,211

Dividends paid	(968)	(900)	(882)	(1,090)	(877)	(726)

Other financing (net)	1,991	1,167	1,341	1,187	922	993

Net Cash Flows from Financing Activities	5,208	4,041	3,355	3,804	2,967	1,477

Net Increase/(Decrease) in Cash held	(244)	(554)	(487)	2	126	31

Net cash from operating activities	2,656	3,373	3,235	3,752	4,712	5,156

Net cash flows from investments in non-financial assets	(7,849)	(9,181)	(9,437)	(7,704)	(7,557)	(6,603)

Dividends paid	(968)	(900)	(882)	(1,090)	(877)	(726)

Surplus/(Deficit)	(6,161)	(6,708)	(7,084)	(5,043)	(3,721)	(2,173)

Derivation of ABS GFS Cash Surplus/Deficit

Cash surplus/(deficit)	(6,161)	(6,708)	(7,084)	(5,043)	(3,721)	(2,173)

Acquisitions under finance leases and similar arrangements	(138)	(11)	(17)	(32)	(713)	(123)

ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(6,299)	(6,719)	(7,101)	(5,075)	(4,435)	(2,296)

Note:

1. Numbers may not add due to rounding.

26

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Table 12: Non-financial Public Sector Cash Flow Statement1

	2024-25	2025-26	2025-26	2026-27	2027-28	2028-29

	Outcome	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Cash Receipts from Operating Activities

Taxes received	24,339	26,462	27,043	28,662	30,344	32,108

Grants and subsidies received	40,974	41,047	40,693	43,973	45,998	49,583

Sales of goods and services	22,359	22,719	22,802	23,759	25,454	26,327

Interest receipts	3,925	3,520	3,559	3,373	3,367	3,348

Dividends and income tax equivalents	147	206	213	208	218	212

Other receipts	13,026	13,059	12,179	12,328	11,962	11,880

Total Operating Receipts	104,771	107,013	106,488	112,302	117,343	123,458

Cash Payments for Operating Activities

Payments for employees	(45,200)	(47,279)	(47,912)	(49,897)	(50,825)	(52,627)

Payments for goods and services	(35,745)	(36,226)	(36,172)	(34,550)	(34,368)	(35,176)

Grants and subsidies	(17,337)	(18,440)	(18,483)	(18,384)	(17,185)	(14,650)

Interest paid	(4,178)	(5,438)	(5,427)	(6,911)	(8,456)	(9,684)

Other payments	(399)	(273)	(481)	(480)	(576)	(580)

Total Operating Payments	(102,859)	(107,656)	(108,474)	(110,222)	(111,409)	(112,719)

Net Cash Inflows from Operating Activities	1,911	(643)	(1,986)	2,080	5,934	10,739

Cash Flows from Investments in Non-Financial Assets

Purchases of non-financial assets	(19,268)	(23,837)	(24,678)	(26,779)	(25,386)	(24,259)

Sales of non-financial assets	163	196	220	894	170	172

Net Cash Flows from Investments in Non-financial Assets	(19,106)	(23,641)	(24,458)	(25,885)	(25,216)	(24,087)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	586	(181)	(332)	(182)	(114)	38

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	2,958	482	3,249	772	527	581

Receipts from Financing Activities

Advances received (net)	(14)	(31)	(31)	(38)	(39)	(37)

Borrowing (net)	14,012	23,419	22,102	23,313	19,092	12,909

Other financing (net)	(426)	—	1	—	—	—

Net Cash Flows from Financing Activities	13,573	23,389	22,071	23,275	19,054	12,872

Net Increase/(Decrease) in Cash held	(77)	(595)	(1,456)	60	186	143

Net cash from operating activities	1,911	(643)	(1,986)	2,080	5,934	10,739

Net cash flows from investments in non-financial assets	(19,106)	(23,641)	(24,458)	(25,885)	(25,216)	(24,087)

Surplus/(Deficit)	(17,195)	(24,284)	(26,444)	(23,805)	(19,282)	(13,348)

Derivation of ABS GFS Cash Surplus/Deficit

Cash surplus/(deficit)	(17,195)	(24,284)	(26,444)	(23,805)	(19,282)	(13,348)

Acquisitions under finance leases and similar arrangements	(1,189)	(417)	(509)	(37)	(717)	(133)

ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(18,384)	(24,701)	(26,953)	(23,842)	(19,998)	(13,481)

Note:

1. Numbers may not add due to rounding.

27

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

6.0 Economic and Revenue Assumptions

The 2025–26 MYFER is based in part on assumptions about parameters, both internal and external to Queensland, which directly impact economic and fiscal forecasts.

The forward estimates in the 2025-26 MYFER are framed on a no-policy-change basis. That is, expenditure and revenue policies in place at the time of the MYFER (including those announced in the MYFER) are applied throughout the forward estimates period in line with existing commitments.

Economic assumptions

Key economic assumptions underpinning the 2025-26 MYFER include:

•	consistent with International Monetary Fund (IMF) projections, international economic growth is assumed to gradually slow over the forecast horizon

•	the cash rate is assumed to move broadly in line with the profile in the RBA’s November 2025 Statement on Monetary Policy

•	in year-average terms, the A$ exchange rate to gradually move towards US$0.72 by 2028-29

•	Brent oil prices to move lower in the near term due to a large global production surplus before gradually strengthening to around US$70/bbl across the forward estimates

•	residential property prices in Brisbane are expected to maintain relatively robust growth in the near term before returning to more modest growth over the forecast horizon.

Taxation and royalty revenue

Table 13 shows the main components of taxation and royalty revenue across the forward estimates.

Table 13: Taxation and royalty revenue1

	2024–25	2025–26	2025–26	2026–27	2027–28	2028–29

	Actual	Budget	MYFER	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million

Taxation

Payroll tax and mental health levy	7,335	7,898	7,982	8,437	8,881	9,364

Transfer duty	6,918	7,175	7,622	7,856	8,245	8,724

Other duties	2,564	2,714	2,711	2,846	2,971	3,103

Gambling taxes and levies	2,194	2,278	2,324	2,433	2,544	2,657

Land tax	2,353	2,807	2,807	3,260	3,713	4,115

Motor vehicle registration	2,152	2,525	2,525	2,724	2,843	2,967

Other taxes	1,516	1,510	1,501	1,539	1,579	1,602

Total taxation revenue	25,033	26,907	27,472	29,095	30,774	32,533

Royalties

Coal	5,474	6,172	5,385	5,987	5,753	5,200

Petroleum[2]	1,690	1,196	1,115	905	1,070	1,030

Other royalties[3]	772	615	728	604	526	506

Total royalties	7,936	7,982	7,228	7,495	7,349	6,737

Land rents	183	199	199	206	213	220

Total royalties and land rents	8,119	8,181	7,427	7,701	7,561	6,957

Notes:
1. Numbers may not sum due to rounding.
2. Includes gas converted into liquefied natural gas.
3. Includes base and precious metals, other minerals, and other royalties.

28

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Royalty assumptions

Table 14 provides the 2025–26 MYFER assumptions underpinning royalty forecasts, including coal royalties which represent over three quarters of Queensland’s expected total royalty revenue across the four years from 2025-26 to 2028-29.

Table 14: Royalty assumptions

	2024–25	2025–26	2025–26	2026–27	2027–28	2028–29

	Actual	Budget	MYFER	Projection	Projection	Projection

Tonnages – crown export[1] coal (Mt)	191	214	208	212	210	209

Exchange rate US$ per A$[2]	0.65	0.64	0.65	0.66	0.68	0.72

Coal prices (US$ per tonne)[3]

Hard coking	195	190	192	195	195	195

PCI/Semi-soft	152	141	145	146	146	146

Thermal	121	113	111	120	120	120

Brent oil price (US$ per barrel)[4]	81	66	65	61	69	70

Notes:

1.  Excludes coal produced for domestic consumption and coal where royalties are not paid to the Queensland Government, i.e. private royalties. The 2025-26 estimate for domestic coal volume is approximately 26 Mt and private coal is 7 Mt.

2. Year average.
3. Price for highest quality coking and thermal coal. Lower quality coal can be sold below this price with indicative average prices for 2025-26 as follows: Hard coking US$177/t and thermal US$80/t.
4. Published Brent oil prices are lagged by four months to better align with royalty revenue.

29

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Mid-Year Fiscal and Economic Review

7.0	Fiscal Aggregates

Table 15: Fiscal Aggregates

	2017–18	2018–19	2019–20	2020–21	2021–22	2022–23	2023–24	2024–25	2025–26	2026–27	2027–28	2028–29

	Actual[1]	Actual[1]	Actual[1]	Actual[1]	Actual	Actual	Actual	Actual	Projection	Projection	Projection	Projection

	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million

General Government

Total revenue	58,087	59,828	57,778	62,791	74,185	89,809	89,768	88,966	91,102	95,719	99,000	103,117

Taxation revenue	13,244	14,165	14,585	16,249	20,011	20,601	22,659	25,033	27,472	29,095	30,774	32,533

Total expenses	56,337	58,843	63,505	63,706	69,902	75,880	88,042	93,393	100,070	102,037	103,760	104,165

Employee expenses	22,681	24,019	25,662	26,385	28,068	30,558	33,264	36,147	38,368	39,679	41,171	42,711

Net operating balance	1,750	985	(5,728)	(915)	4,284	13,928	1,726	(4,428)	(8,968)	(6,318)	(4,760)	(1,048)

Capital purchases	5,126	5,764	6,306	6,682	7,878	9,899	10,553	11,322	15,191	18,312	17,762	17,764

Net capital purchases	2,337	3,192	3,436	3,942	4,356	5,838	5,729	6,691	9,949	11,465	10,345	9,794

Fiscal balance	(587)	(2,207)	(9,164)	(4,857)	(72)	8,090	(4,003)	(11,119)	(18,917)	(17,783)	(15,105)	(10,842)

Borrowing with QTC	29,256	29,468	37,570	46,153	49,000	46,166	50,950	64,708	86,408	106,846	124,075	136,583

Leases and similar arrangements[2]	2,142	2,612	6,485	7,703	7,671	7,519	7,759	8,100	7,453	7,173	6,763	6,674

Securities and Derivatives	122	121	198	220	93	41	64	57	56	56	56	56

Net debt	(509)	(198)	14,036	11,344	10,997	2,608	5,687	16,727	38,713	59,281	76,491	89,380

Non-financial Public Sector

Total revenue	66,164	68,329	66,171	71,318	85,485	100,820	100,258	100,392	102,323	107,847	112,812	118,438

Capital purchases	7,643	8,460	9,482	9,877	11,130	14,300	16,932	19,268	24,678	26,779	25,386	24,259

Borrowing with QTC	66,964	67,576	76,464	85,901	90,851	89,442	95,620	113,183	137,906	162,172	182,437	196,244

Leases and similar arrangements[2]	2,142	2,612	6,977	8,157	8,028	7,887	8,504	8,968	8,257	7,930	8,152	8,095

Securities and Derivatives	405	720	1,503	1,570	17,374	5,491	2,302	1,294	767	595	559	561

Notes:

1. With the implementation of the latest GFS Manual (AGFS15), some categories have been restated to ensure comparability.
2. Approximately $2.2 billion increase in General Government and $2.6 billion in NFPS in 2019-20 on adoption of the new lease accounting standard AASB 16.

30

2025–26 Mid-Year Fiscal and Economic Review	Queensland Government

Mid-Year Fiscal and Economic Review

Table 16: Fiscal Indicators

	2017–18	2018–19	2019–20	2020–21	2021–22	2022–23	2023–24	2024–25	2025–26	2026–27	2027–28	2028–29

	Actual[1]	Actual[1]	Actual[1]	Actual[1]	Actual	Actual	Actual	Actual	Projection	Projection	Projection	Projection

	%	%	%	%	%	%	%	%	%	%	%	%

General Government

Revenue/GSP	16.6	16.3	16.0	17.0	16.3	17.7	17.5	16.8	16.4	16.2	15.9	15.8

Tax/GSP	3.8	3.9	4.0	4.4	4.4	4.1	4.4	4.7	4.9	4.9	4.9	5.0

Own source revenue/GSP	8.6	8.6	8.3	8.1	8.8	10.1	9.7	9.0	9.1	8.8	8.5	8.2

Expenses/GSP	16.1	16.1	17.6	17.3	15.3	15.0	17.2	17.6	18.0	17.3	16.7	16.0

Employee expenses/GSP	6.5	6.6	7.1	7.2	6.2	6.0	6.5	6.8	6.9	6.7	6.6	6.6

Net operating balance/GSP	0.5	0.3	(1.6)	(0.2)	0.9	2.7	0.3	(0.8)	(1.6)	(1.1)	(0.8)	(0.2)

Capital purchases/GSP	1.5	1.6	1.7	1.8	1.7	2.0	2.1	2.1	2.7	3.1	2.9	2.7

Net cash inflows from operating activities/Net cash flows from investments in non-financial assets	107.0	105.5	(2.5)	0.7	136.9	204.6	65.2	1.8	(29.1)	(3.4)	11.6	36.5

Fiscal balance/GSP	(0.2)	(0.6)	(2.5)	(1.3)	(0.0)	1.6	(0.8)	(2.1)	(3.4)	(3.0)	(2.4)	(1.7)

Total borrowings/GSP	9.0	8.8	12.2	14.7	12.5	10.6	11.5	13.7	16.9	19.3	21.0	22.0

Total Borrowings/Revenue	54.3	53.8	76.6	86.1	76.5	59.8	65.5	81.9	103.1	119.2	132.2	139.0

Lease and other liabilities/revenue	3.7	4.4	11.2	12.3	10.3	8.4	8.6	9.1	8.2	7.5	6.8	6.5

Net debt/revenue	(0.9)	(0.3)	24.3	18.1	14.8	2.9	6.3	18.8	42.5	61.9	77.3	86.7

Revenue growth	3.4	3.0	(3.4)	8.7	18.1	21.1	(0.0)	(0.9)	2.4	5.1	3.4	4.2

Tax growth	2.5	7.0	3.0	11.4	23.1	2.9	10.0	10.5	9.7	5.9	5.8	5.7

Expenses growth	5.6	4.4	7.9	0.3	9.7	8.6	16.0	6.1	7.1	2.0	1.7	0.4

Employee expenses growth	6.7	5.9	6.8	2.8	6.4	8.9	8.9	8.7	6.1	3.4	3.8	3.7

Non-Financial Public Sector

Capital purchases/GSP	2.2	2.3	2.6	2.7	2.4	2.8	3.3	3.6	4.4	4.5	4.1	3.7

Total borrowings/GSP	19.8	19.3	23.5	25.9	25.5	20.3	20.8	23.2	26.4	28.9	30.7	31.5

Total Borrowings/Revenue	105.1	103.8	128.4	134.1	136.0	102.0	106.2	123.0	143.6	158.3	169.4	173.0

Net financial liabilities/revenue	111.5	114.9	158.3	142.5	117.8	90.5	94.9	108.2	131.1	145.8	157.7	162.3

Note:
1. With the implementation of the latest GFS Manual (AGFS15), some categories have been restated to ensure comparability. Actual GSP figures: as at 2023-24 ABS National Accounts: State Accounts.

31